News Release
Investor Contact: Taylor Hudson
+1 603.430.5397
thudson@spragueenergy.com

Sprague Resources LP Announces Increased Cash Distribution for the Third Quarter of 2015 and Earnings Conference Call Date

Sprague's sixth consecutive quarterly distribution increase, from $0.4875 to $0.5025 per unit

Portsmouth, NH (October 28, 2015) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that the Board of Directors of its general partner, Sprague Resources GP LLC, has declared a cash distribution of $0.5025 per unit ($2.01 per unit on an annualized basis) for the quarter ended September 30, 2015. The third quarter distribution represents a 3% increase over the distribution declared for the quarter ended June 30, 2015 and an increase of 14% over the quarterly distribution of $0.4425 per unit paid in November 2014.

The announced distribution will be paid November 13, 2015 to unitholders of record as of the close of business on November 10, 2015.

“I am pleased to announce Sprague's sixth consecutive quarterly distribution increase," said David Glendon, President and Chief Executive Officer. "We continue to execute on our strategy of growing cash flows across all business segments and transferring those gains to unitholders through increased distributions."

Third Quarter 2015 Earnings Release, Conference Call and Webcast
Sprague will release its third quarter 2015 results before the opening of trading on the NYSE on Thursday, November 5, 2015. The company will also host a conference call on November 5, 2015 at 1 p.m. Eastern time to discuss its third quarter financial results. Those interested in hearing the discussion can access the call by dialing (866) 516-2130, and using participation code 65666225. International callers may join by dialing (678) 509-7612. The conference call may also be accessed by a webcast available on the "Investor Relations" page of Sprague's website at www.spragueenergy.com and will be archived on the website for one year.

About Sprague Resources LP
Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials.    More information concerning Sprague can be found at www.spragueenergy.com.

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This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements that are described more fully in Sprague’s prospectus and Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015, and in Sprague's subsequent Form 8-K and Quarterly Report on Form10-Q for the quarter ended June 30, 2015. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Sprague’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sprague’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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